Exhibit (g)(2)

                    AMENDMENT TO CUSTODIAN SERVICES AGREEMENT

This Amendment is an amendment to the Custodian Services Agreement between PFPC Trust Company ("PFPC Trust") and Allegiant Funds, dated as of February 21, 2006 (the "Agreement"). The date of this Amendment is as of June 2, 2009.

WHEREAS, PFPC Trust and Allegiant Funds are parties to the Agreement; and

WHEREAS, PFPC Trust and Allegiant Funds wish to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and the agreements set forth in this Amendment and other good and valuable consideration (receipt of which is hereby acknowledged by the parties hereto), and intending to be legally bound hereby, the parties hereto agree as follows:

1. The reference in the last sentence of Section 13(a) of the Agreement to "this Section 13(b)" shall be changed to refer to "this Section 13(a)."

2.       Section 16 of the Agreement shall be amended and restated as follows:

         16. DURATION AND TERMINATION. This Agreement shall be effective on the date first above written and shall continue until August 31, 2009 (the "Initial Term"). Thereafter, this Agreement shall continue automatically for successive terms of one (1) month (i.e., each successive term shall end on the last business day (i.e., a day on which PFPC Trust is open for regular business) of such month, starting with September 30, 2009) (each, a "Renewal Term"), provided that this Agreement shall terminate at the end of a Renewal Term if a party to this Agreement provides the other party to this Agreement at least fifteen (15) days written notice that the Agreement is to terminate at the end of such Renewal Term, and provided further that this Agreement may be terminated at any time pursuant to written agreement of both parties to this Agreement.

                  Termination of this Agreement shall not constitute a waiver of any rights or remedies of a party to this Agreement with respect to obligations of the other party to this Agreement prior to such termination or rights of PFPC Trust to be reimbursed for out-of-pocket expenses. In all cases, termination by a party to this Agreement shall not constitute a waiver by such party of any rights it might have under this Agreement or otherwise against the other party to this Agreement.
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                  In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the shareholders of the Fund to dissolve or to function without a custodian of its cash, securities or other property), PFPC Trust shall not deliver cash, securities or other property of the Portfolios to the Fund. If, upon the effective date of the termination of this Agreement, the Fund has not appointed a successor custodian, PFPC Trust may deliver the Fund's cash, securities and other property to a bank or trust company of PFPC Trust's choice, having aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Fund to be held under terms similar to those of this Agreement. PFPC Trust shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to PFPC Trust of all of its fees, compensation, costs and expenses (including without limitation fees and expenses associated with deconversion or conversion to another service provider and other trailing expenses incurred by PFPC Trust). PFPC
         Trust shall have a first priority contractual possessory security interest in and shall have a right of setoff against the Property as security for the payment of its fees, compensation, costs and expenses.
                  For clarification, if this Agreement is terminated with respect to less than all of the Portfolios, this Agreement will remain in full force and effect with respect to all of the remaining Portfolios.

3. Except as specifically amended in this Amendment, the Agreement will continue in full force and effect and be binding upon the parties hereto, and it is hereby ratified and confirmed as amended hereby. This Amendment may be executed in counterparts, each of which when executed and delivered will be an original, but all of which together constitute one and the same agreement. A facsimile signature will be binding upon the party so executing the Amendment.

AGREED:

PFPC Trust Company                                  Allegiant Funds

By: /s/ Edward A. Smith, III                        By: /s/ John Kernan
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Title: Vice President & Senior Director             Title: Treasurer
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